Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS REFINANCING

CHATTANOOGA, Tenn. (September 15, 2011) - The Dixie Group, Inc. (NASDAQ:DXYN) today reported that it has refinanced its senior revolving credit facility together with the existing term loan secured by its Santa Ana property. The purpose of these transactions is to permit early redemption of the outstanding $9.7 million of 7% convertible subordinated debentures due in May of 2012 and to extend the Company's financing for another five-year period.

The transaction, with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC), as Agent and co-lender with Bank of America, consists of a new $90 million revolving credit facility with a five-year term and a term loan secured by the Santa Ana carpet facility, with Wells Fargo Bank, NA as lender. The term loan will increase from $5.5 million to $11.1 million. The Company has fixed the interest rate on a portion of the variable rate debt represented by these credit facilities, with interest rate swap agreements through September 1, 2016, as part of its ongoing risk management program. Further, the Company intends to announce repurchase of the remaining $9.7 million of outstanding 7% convertible subordinated debentures. The effect of these transactions will be to lower Dixie Group's interest costs, extend its financing until 2016 and provide the financing facilities to accommodate future growth as the Company's markets continue to rebound from the historic downturn of the last four years.

About The Dixie Group
The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Whitespace brands.

About Wells Fargo Capital Finance
Wells Fargo Capital Finance (www.wellsfargocapitalfinance.com) is the trade name for certain asset-based lending, accounts receivable and purchase order finance services of Wells Fargo & Company and its subsidiaries, and provides traditional asset-based lending, specialized senior secured financing, accounts receivable financing, purchase order financing and channel finance to companies across the United States and Canada. Dedicated teams within Wells Fargo Capital Finance provide financing solutions for companies in specific industries such as retail, software publishing and high-technology, commercial finance, staffing, government contracting and others.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.